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                                                                    Exhibit 99.1


[TECO ENERGY LOGO]


                              FOR IMMEDIATE RELEASE


CONTACT: NEWS MEDIA:  LAURA PLUMB - (813) 228-1572
         INVESTOR RELATIONS: MARK TUBB - (813) 228-1772
         INTERNET: HTTP://WWW.TECOENERGY.COM


TECO ENERGY REPORTS SECOND QUARTER EARNINGS PER SHARE GROWTH OF 15 PERCENT; RAISES EXPECTATION FOR EPS GROWTH IN 2000 AND 2001


         TAMPA, JULY 20, 2000 - TECO Energy, Inc. (NYSE:TE) today reported second quarter earnings per share of 46 cents, up 15 percent from 40 cents per share from continuing operations in 1999. Year-to-date earnings per share totaled 88 cents, up 13 percent from 78 cents per share from continuing operations in 1999.

         Net income for the second quarter was $57.5 million, compared with net income from continuing operations of $52.8 million in 1999. Year-to-date net income was $111.0 million, compared with $102.3 million from continuing operations in 1999.

         Chairman and Chief Executive Officer Robert Fagan said, "Our excellent progress in the second quarter clearly reflects the efforts all of us have made, both in running our businesses day-to-day and in the execution of our strategy."

         "We recorded strong results across all our operating companies, driven by top-line revenue growth of 14 percent for the quarter. Earnings were strong in our core Florida businesses, Tampa Electric and Peoples Gas, reflecting solid customer growth and increased demand. In addition, TECO Power Services continued its strong growth in earnings, driven by new projects added this




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year including the San Jose Power Station and the expansion at our Hardee facility here in Florida," said Fagan.

         "One of our key accomplishments this quarter was the commercial operation of TECO Coal's new synthetic fuel facilities, well ahead of schedule. Also, higher gas prices at Coalbed Methane contributed to our solid results for the quarter," added Fagan.

         Chief Financial Officer Gordon Gillette said, "With our strong first and second quarter results, we now expect 2000 earnings per share growth of around 10 percent, exceeding our original goal of 7 percent."

         Gillette added, "Looking ahead, we feel we have the projects in place to yield 10 percent earnings per share growth in 2001, as well. This revised outlook reflects continued strong growth in both our Florida operations and at TECO Power Services as well as an improved outlook for the synthetic fuel activity at TECO Coal and gas prices at TECO Coalbed Methane."

Operating Segment Results:

         Net income for the quarter was $57.5 million, up from $52.8 million last year, or $51.9 million last year including losses from discontinued operations. Year-to-date net income was $111.0 million compared with $102.3 million last year, or $101.1 million last year including losses from discontinued operations.

         Results for the second quarter and year-to-date reflected continued strong customer growth in the core electric and gas businesses, increased contributions at TECO Power Services from the San Jose Power Station, the favorable impact of synthetic fuel production at TECO Coal and higher gas prices for TECO Coalbed Methane.




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         Comparative net income by operating segment is as follows:


                                                 THREE MONTHS               SIX MONTHS              TWELVE MONTHS
                                                     ENDED                    ENDED                     ENDED
                                             -------------------       -------------------       -------------------
(in millions)
                                              2000         1999         2000         1999         2000         1999
                                             ------       ------       ------       ------       ------       ------
NET INCOME SUMMARY:
Net income before non-recurring charges
Tampa Electric                               $ 35.6       $ 34.7       $ 64.3       $ 62.1       $141.0       $136.2
Peoples Gas System                              4.1          3.4         12.5         10.7         21.6         17.3
TECO Transport                                  6.4          6.9         14.3         13.1         27.4         26.7
TECO Coal                                       7.2          3.6          8.6          7.4         17.2         18.1
TECO Power Services                             8.0          3.5         17.7          6.8         25.5         12.3
Other Diversified Companies                     5.8          5.4         12.6         11.6         28.2         27.1
Other/Eliminations                             (9.6)        (4.7)       (19.0)        (9.4)       (31.7)       (17.2)
                                             ------       ------       ------       ------       ------       ------

Net income before non-recurring charges        57.5         52.8        111.0        102.3        229.2        220.5

Non-recurring charges                            --           --           --           --        (19.6)        (4.5)
                                             ------       ------       ------       ------       ------       ------
Net income from continuing operations          57.5         52.8        111.0        102.3        209.6        216.0
Discontinued operations                          --          (.9)          --         (1.2)       (13.6)       (19.2)
                                             ------       ------       ------       ------       ------       ------

Net income                                   $ 57.5       $ 51.9       $111.0       $101.1       $196.0       $196.8
                                             ======       ======       ======       ======       ======       ======

Amounts from 1999 were restated to reflect the results of TeCom (the company's advanced energy management subsidiary) as discontinued operations. This business was sold in November 1999.

         Tampa Electric recorded increases in net income of 2.6 percent for the second quarter and 3.5 percent year-to-date. These increases were primarily driven by improved retail energy sales volumes, which were 6 percent higher for the quarter and 7 percent higher year-to-date. Growth in retail customers was 3 percent for both the quarter and year-to-date periods. Expenses for the quarter and year-to-date periods increased, reflecting higher depreciation and accelerated maintenance expenses to enhance summer unit availability. In addition, prior year results reflected U.S. Department of Energy credits associated with the Polk Power Station, which expired at the end of 1999. Finally, results for




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the quarter and year-to-date periods included the favorable impact of cost recovery from the scrubber investment at Big Bend Station, which was placed into service in December 1999.

         Net income at Peoples Gas System increased 19 percent in the second quarter and 17 percent year-to-date, driven primarily by customer growth of 4 percent and corresponding higher volumes. Commercial volumes were up 5 percent for the quarter and 9 percent for the year. Residential volumes were down slightly for the quarter but were over 11 percent higher year-to-date. Lower margin sales to interruptible, wholesale and electric power generation customers were up 23 percent for the quarter and 26 percent year-to-date. Depreciation was higher for both the quarter and year-to-date periods, reflecting the company's continuing expansion efforts. Operations and maintenance expenses for the second quarter were essentially even with last year but were slightly higher year-to-date.

         Net income at TECO Power Services increased by $4.5 million to $8.0 million for the second quarter and by $10.9 million to $17.7 million year-to-date, primarily reflecting commencement of operation of the San Jose Power Station in January and the commercial operation of the Hardee Power Station expansion in May of this year. Higher business development expenses partially offset the increases for both the second quarter and year-to-date periods.

         TECO Transport recorded second quarter net income of $6.4 million, down slightly from $6.9 million last year. Results for the quarter reflected lower phosphate movements and significantly higher fuel costs, partially offset by higher revenues from strong Tampa Electric and export grain tonnages and increased northbound movements on the river systems. Year-to-date net income was $14.3 million, an increase of over 9 percent compared with last year, driven by strong Tampa Electric, export grain and northbound river tonnages offsetting higher fuel costs and lower phosphate movements.

         TECO Coal recorded net income of $7.2 million in the second quarter, an increase of $3.6 million over the same period last year, reflecting the addition of the synthetic fuel assets in the second quarter. TECO Coal's results for both the second quarter and year-to-date periods reflected the




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expiration of the Tampa Electric contract at the end of 1999, which partially offset the increase from the operation of the synthetic fuel assets. Net income for the year was $8.6 million, an increase of $1.2 million over last year.

         TECO Energy's other diversified companies recorded an increase of over 7 percent in net income for the second quarter and over 8 percent year-to-date, driven by improved results at TECO Coalbed Methane due to higher gas prices.

         Financing costs were higher for the second quarter and year-to-date, reflecting higher borrowing levels and higher interest rates. The company's share repurchase program favorably impacted earnings in the second quarter 2000 by approximately $.01 per share and by approximately $.02 per share for the year-to-date period.


SUMMARY INFORMATION (AS OF JUNE 30):

                                          THREE MONTHS                   SIX MONTHS                    TWELVE MONTHS
                                              ENDED                         ENDED                          ENDED
                                   ------------------------       ------------------------       -------------------------
                                      2000           1999            2000           1999            2000            1999
                                   ---------      ---------       ---------      ---------       ---------       ---------
(millions except per share amounts)

Revenues                           $   559.5      $   491.4       $ 1,084.0      $   937.1       $ 2,130.0       $ 1,936.5
                                   =========      =========       =========      =========       =========       =========
Net income from continuing
   operations (after one-time      $    57.5      $    52.8       $   111.0      $   102.3       $   209.6       $   216.0
   charges)
Net income (loss) from
   discontinued operations                --            (.9)             --           (1.2)          (13.6)          (19.2)
                                   ---------      ---------       ---------      ---------       ---------       ---------
Net income                         $    57.5      $    51.9       $   111.0      $   101.1       $   196.0       $   196.8
                                   =========      =========       =========      =========       =========       =========

Earnings per share from
   continuing operations -
   basic                           $     .46      $     .40       $     .88      $     .78       $    1.64       $    1.64
Earnings per share from
   continuing operations -
   diluted                         $     .46      $     .40       $     .88      $     .78       $    1.64       $    1.63

Earnings per share - basic         $     .46      $     .39       $     .88      $     .77       $    1.53       $    1.49
Earnings per share - diluted       $     .46      $     .39       $     .88      $     .77       $    1.53       $    1.49

Average common shares
   outstanding - basic                 125.3          132.0           125.8          132.0           128.1           131.9
Average common shares
   outstanding - diluted               125.4          132.2           125.9          132.3           128.2           132.4

Note: Amounts from 1999 were restated to reflect TeCom's results as discontinued operations




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         Additional financial information related to the company's second quarter and year-to-date results, including unaudited financial statements; segment revenues and operating income; and electric and gas volumes is available in the Investor Relations section of TECO Energy's web site at www.tecoenergy.com.

         TECO Energy is a diversified energy-related holding company headquartered in Tampa, Florida. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane, Peoples Gas Company and Bosek, Gibson and Associates.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: general economic conditions, particularly those in Tampa Electric's service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric and Peoples Gas System; commodity price changes affecting the competitive positions of Tampa Electric and the Peoples Gas companies as well as the margins at TECO Coalbed Methane and TECO Coal; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TECO Power Services' ability to successfully develop and operate its projects and TECO Coal's ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits. Some of these factors are discussed more fully under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 1999, and reference is made thereto.










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